Exhibit 99.1
CAMDEN PROPERTY TRUST ANNOUNCES
PRICING OF COMMON SHARES
Houston, TEXAS (June 2, 2006) —Camden Property Trust (NYSE:CPT) today announced that it has priced a public offering of 3,600,000 common shares at a price to the public of $71.25 per share. The offering is expected to close on June 7, 2006. Deutsche Bank Securities Inc., the sole underwriter of the offering, has been granted a 30-day option to purchase up to an additional 360,000 common shares to cover over-allotments, if any. Camden intends to use the net proceeds from the sale to reduce indebtedness on its unsecured line of credit allowing additional capacity to fund its current and future development activities and for general corporate purposes.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any Camden common shares, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained when available from Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, Attention: Syndicate Department.
Camden Property Trust is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 185 properties containing 63,664 apartment homes across the United States. Upon completion of 13 properties under development, the Company’s portfolio will increase to 68,183 apartment homes in 198 properties.
In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.
For additional information, please contact Camden’s Investor Relations Department at (800) 922-6336 or (713) 354-2787 or access our website at http://www.camdenliving.com.
Contact:
Camden Property Trust, Houston
Kim Callahan, 713-354-2549